UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

Alliance HealthCard, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA	000-30099	58-2445301
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 36th Avenue NW, Suite 105, Norman, OK	73072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 579-8525

3500 Parkway Lane, Suite 720, Norcross, GA 30092
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 13, 2008, Alliance HealthCard, Inc. (the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Registrant; Access/Alliance Acquisition Corp., an Oklahoma corporation and a wholly-owned special purpose subsidiary of the Registrant (“Acquisition Corp”); and Access Plans USA Inc., an Oklahoma corporation (“AUSA”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, AUSA will merge with and into Acquisition Corp, with AUSA continuing as the surviving entity as a wholly-owned subsidiary of the Registrant.

When the Merger becomes effective (the “Effective Time”) all the outstanding capital stock of AUSA will be converted into the right to receive 7.25 million shares of the Registrant’s Common Stock, $.001 par value per share (“Registrant Stock). The 7,250,000 shares of ALHC Common Stock shall be reduced by any net direct divesture cost attributable to the divesture of the Access HealthSource, Inc., currently known and referenced as the Regional Healthcare Division of AUSA on the basis of one share of ALHC Common Stock for each two dollars ($2.00) of the Net Divesture Cost. As a result of the Merger, the AUSA stockholders will own approximately 33% of Registrant’s outstanding Common Stock.

The 7.25 million shares of Registrant Common Stock to be issued in the Merger Agreement will be registered under the Securities Act of 1933 (the “Securities Act”).

The Merger Agreement provides that after the Effective Date, the Board of Directors of the Registrant will consist of seven members four of whom shall be independent directors within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc. AUSA shall have the right to appoint two directors to the Board of Directors in replacement of two of the currently serving non-independent directors of its choosing. Those AUSA appointed directors shall serve for terms ending no earlier than the 2010 annual shareholders meeting. As of the date of this Agreement, AUSA has selected J. French Hill and Russell Cleveland to serve on the Board of Directors of the Registrant in replacement of Robert Garces and Thomas Kiser

The Registrant and AUSA have made customary representations, warranties, and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period. In addition, AUSA and the Registrant made certain additional customary covenants, including, among others, covenants not to solicit proposals relating to alternative business combination transactions or enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the Merger is subject to approval by Access Plans shareholders, Access Plans divestiture of its Regional HealthCare division and other matters.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press release of Alliance HealthCard, Inc. dated November 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance HealthCard, Inc.
/s/ Rita W. McKeown
Rita W. McKeown
Chief Financial Officer
Date: November 14, 2008	(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release of Alliance HealthCard, Inc. dated November 13, 2008